Exhibit 99.2

Exchange Agreement

Dated as of January 7, 2021

This Exchange Agreement (this “Agreement”) is entered into as the date first set forth above (the “Effective Date”) by and Tongji Healthcare Group, Inc., a Nevada corporation (the “Company”) and Laura Anthony (“Creditor”). The Company and Creditor may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, as of the Effective Date, the Creditor is owed $21,178.75 by the Company for legal services rendered by the Anthony L.G., PLLC (the “Firm”), an affiliate of the Creditor, which debt obligation has been assigned to Creditor by the Firm (the “Obligations”);

WHEREAS, in satisfaction in full of the Obligations, the Creditor is willing to accept the Securities (as defined below) subject to the terms and conditions herein (the “Exchange”);

NOW THEREFORE, in consideration of the premises and the mutual promises, covenants, conditions, representations and warranties hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and subject to the terms and conditions hereinafter set out, the Parties agree as follows:

1.	Recitals. The Parties acknowledge and agree that the foregoing recitals are true and accurate and constitute part of this Agreement to the same extent as if contained in the body hereof.

2.	Exchange and Satisfaction. The Obligations will be exchanged for the Securities and other considerations according to the following terms and conditions and pursuant to the terms of this Agreement:

(a)	Within three (3) business days of the Effective Date, the Company shall issue 15,688 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to the Creditor (the “Initial Shares”) to the Creditor. The Initial Shares shall bear a customary restrictive legend as further contemplated by Section 5 until such time as the Initial Shares are registered for resale, as contemplated by Section 6.

(b)	If the Market Value (as defined below) is less than $27,000.00 (the “Aggregate Value”) as of the date on which the Initial Shares are deposited into the brokerage account of Debtor (the “Make-Whole Date”), then the Company shall within two (2) business days of the Creditor’s request, issue additional shares of the Company’s common stock to Creditor, equal to the Aggregate Value divided by the Make-Whole Price (as defined below), minus the number of Initial Shares (the result of which shall be referred to herein in the aggregate as the “Additional Shares”) (the Initial Shares and Additional Shares shall collectively be referred to herein as the “Securities”).

(c)	Market Value shall mean the number of Initial Shares multiplied by the Make-Whole Price. The Make-Whole Price shall mean the average of the volume weighted average closing prices of the Company’s common stock during the seven (7) trading days prior to the Make-Whole Date.

(d)	The number of Initial Shares utilized in all of the calculations with respect to the Additional Shares shall be subject to equitable adjustments for stock splits effectuated by the Company with respect to the Common Stock.

(e)	The Securities shall be deemed earned in full as of the date of this Agreement. The Additional Shares, if required to be issued pursuant to this Agreement, shall be issued as provided in this Agreement, provided, however, that in no event shall the Creditor be entitled to receive shares of the Company’s common stock in excess of the Beneficial Ownership Limitation (as defined below). The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Company’s common stock outstanding at the time of the respective calculation hereunder. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Accordingly, if Additional Shares are required to be issued pursuant to this Agreement, such shares shall be issued in accordance with such Beneficial Ownership Limitation, and in successive tranches if required to comply with such beneficial ownership limitations (each an “Additional Tranche”). If applicable, the Company shall issue each Additional Tranche within two (2) business days of the request by Creditor.

3.	Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Creditor:

(a)	Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith. This Agreement have been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of Creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)	Issuance of the Securities. The Securities are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. The Securities, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfer required by law. The Creditor’s holding period with respect to such Securities shall tack back to the date of this Agreement.

(c)	Acknowledgement. The Company understands and acknowledges that Creditor has advised the Company of the following with respect to Creditor’s receipt of the Securities in connection with the provision of legal services: (i) that following Creditor’s receipt of the Securities, matters could arise that would create a conflict between Creditor’s exercise of independent professional judgment as a member of the Firm and Creditor’s desire to protect the value of Creditor’s interest in the Securities; (ii) that it would be impracticable, or impossible, for Creditor to identify a complete enumeration of potential conflicts that Creditor’s interest as an equity holder in the Company has the potential to manifest, yet by way of example, Creditor will have to be attentive, in connection with Creditor’s interest in realizing its interest in the Securities, to assuring that Creditor continually renders independent professional advice, including in connection with prospective financing transactions making necessary disclosures of risk factors and other material factors involved in solicitation of investors’ investments in the Company’s debt or equity securities such that investors would be able to make informed investment decisions; (iii) that another possible conflict could involve the risk that Creditor will structure a transaction or give legal advice in a way that favors Creditor’s interests at the expense of the Company’s; (iv) that the Company might wish to terminate Creditor’s and the Firm’s services, with or without cause, and in such a case, Creditor would still be a shareholder in the Company; (v) that these potential conflicts of interest do not constitute a complete list and that the Company is aware additional conflicts may arise as a result of Creditor holding the Securities, and that by executing this Agreement, the Company hereby waives any such possible conflict of interest; (vi) that Creditor recommends that the Company seek the advice of independent counsel of its choosing to assess the fairness and reasonableness of the compensation to be delivered to Creditor as set forth herein; (vii) that in connection with such recommendation that the Company seek independent advice, the Company represents that it has had a reasonable opportunity to obtain such advice prior to agreeing to the terms of Creditor’s representation upon the terms set forth herein; (viii) that execution of this Agreement constitutes the Company’s written acknowledgment that Creditor has advised it of potential conflicts of interests, as referred to above, that Creditor has advised the Company to seek the advice of independent counsel as to the fairness and reasonableness of the compensation set forth herein, and that the Company has been provided a reasonable opportunity to do so; and (ix) that execution of this Agreement constitutes its consent in writing as to Creditor’s representation of the Company upon the compensation terms detained in this Agreement.

(d)	The Company acknowledges that this Agreement does not supersede the general terms of legal representation between Creditor and the Firm that are contained in prior executed engagement letters or fee arrangements entered into by and between Creditor, or its affiliates, including the Firm, or the Company, and that as such, the terms of any such prior engagement as they relate to the provision of legal services generally still apply to the services Creditor or the Firm will provide to the Company.

4.	Representations and Warranties of Creditor. Creditor represents and warrants the following:

(a)	Creditor has all requisite authority and capacity to accept the Securities, enter into this Agreement and to perform all the obligations required to be performed by Creditor.

(b)	Creditor is a resident of the State of Florida.

(c)	Creditor understands and accepts that acceptance of the Securities involves various risks and represents that she is able to bear any loss associated with acceptance of the Securities.

(d)	Creditor is not relying on any communication (written or oral) of the Company or any of its affiliates, as investment or tax advice or as a recommendation to accept the Securities. It is understood that neither the Company nor any of its affiliates is acting or has acted as an advisor to Creditor in deciding to accept the Securities.

(e)	Creditor is familiar with the business and financial condition and operations of the Company and has had access to such information concerning the Company and the Securities as it deems necessary to enable it to make an informed investment decision concerning the acceptance of the Securities.

(f)	Creditor has such knowledge, skill and experience in business, financial and investment matters that Creditor is capable of evaluating the merits and risks of an investment in the Securities. With the assistance of Creditor’s own professional advisors, to the extent that Creditor has deemed appropriate, Creditor has made her own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Securities and the consequences of this Agreement. Creditor has considered the suitability of the Securities as an investment in light of her own circumstances and financial condition and is able to bear the risks associated with an investment in the Securities.

(g)	Creditor is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(h)	Creditor is acquiring the Securities for investment purposes, and not with a view to, or resale in connection with, any distribution of the Securities. Creditor understands that the Securities has not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof.

(i)	Creditor understands that the shares of Securities issued hereunder are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission provide in substance that Creditor may dispose of the shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom. Creditor understands that she may have to bear the economic risks of the investment in the Securities of an indefinite period of time.

5.	Transfer Restrictions. As of the Effective Date, the Securities may only be disposed of in compliance with state and federal securities laws, provided that the Parties acknowledge and agree that the Securities shall be registered pursuant to Section 6. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144 under the Securities Act or other applicable exemption, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the Creditor, the form and substance of which opinion shall be reasonably satisfactory to the Company’s transfer agent, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

6.	Registration. As soon as legally permissible following the Effective Date, the Company shall file a registration statement on Form S-8 under the Securities Act to register the Securities for resale by Creditor, with the costs and expenses thereof to be paid by the Company, and the Parties shall reasonably cooperate with respect thereto.

7.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Palm Beach County, Florida. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

(b)	Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(c)	Third Party Beneficiaries. This contract is strictly between the Parties no other person or entity and no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third-party beneficiary of this Agreement.

(d)	Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

(e)	Amendment; Waiver. Other than as specifically set forth herein, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties. No waiver by any Party of the performance of any obligation by the other shall be effective unless in writing and no such waiver be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition.

(f)	Interpretation. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

(g)	Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

(h)	No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of all of the other Parties and any purported assignment or delegation without such consent shall be null and void and of no force or effect, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and permitted assigns of the Parties.

(i)	Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

(j)	Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed to the Parties as set forth below. Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail. Notices shall be sent as follows:

If to the Company, to:

Tongji Healthcare Group, Inc.

Attn: Amir Ben-Yohanan

201 Santa Monica Blvd., Suite 30

Santa Monica, California 90401

Email: amir_yoh@yahoo.com

If to Creditor, to

Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

(k)	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have affixed their hands and seals by signing this Agreement as of the Effective Date.

Laura Anthony

By:	/s/ Laura Anthony
Name:	Laura Anthony

Tongji Healthcare Group, Inc.

By:	/s/ Amir Ben-Yohanan
Name:	Amir Ben-Yohanan
Title:	Chief Executive Officer